Exhibit 4.63

DATED 5 JANUARY 2006

(1) BIOPROGRESS PLC

(2) BRIDGEWELL SECURITIES LIMITED

(3) THE SHAREHOLDERS (AS DEFINED HEREIN)

LOCK-UP AGREEMENT

160 Queen Victoria Street

London EC4V 4QQ, UK

Tel: +44 (0) 20 7184 7000

Fax: +44 (0) 20 7184 7001

THIS AGREEMENT is made on 5 January 2006 BETWEEN:

(1)	BIOPROGRESS PLC a company incorporated in England and Wales with registered number 4617139 whose registered office is at Hostmoor, March Avenue, Cambridgeshire, PE15 OAX (“Company”);

(2)	BRIDGEWELL SECURITIES LIMITED a company registered in England and Wales with registered number 02777099 whose registered office is at 3rd floor, Old Change House, 128 Queen Victoria Street, London EC4V 4BJ (“Bridgewell”); and

(3)	the persons whose name are set out in schedule 1 to this agreement (collectively the “Shareholders” and each of same separately the “Shareholder”).

RECITALS

A.	The Company intends to issue new Shares (as hereinafter defined) to be registered in the name of the Shareholder, in exchange of Dexo shares to be contributed to BioProgress Plc pursuant to a share purchase agreement entered into between (1) the Company and (2) the Shareholder Bridgewell and to apply for Admission (as hereinafter defined) of the Shares.

B.	The Company and Bridgewell believe, and the Shareholder acknowledges that, because of his relationship with the Company, and having regard to the AIM Rules, it is in the best interests of the Company and of protecting the market in the Shares that the Shareholder refrains from disposing of Shares for a period following Admission on the terms of this agreement.

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS

1.1	In this agreement the following terms used shall bear the following meanings:

“Admission” means the effective admission of the Shares to trading on AIM becoming effective as provided in Rule 6 of the AIM Rules;

“AIM” means the Alternative Investment Market of the London Stock Exchange;

“AIM Rules” means the rules for AIM companies and their nominated advisers issued by the London Stock Exchange governing admission to and the operation of AIM;

“First End Date” means the date falling 1 month from the date of Admission;

“London Stock Exchange” means the London Stock Exchange plc;

“Shares” means the issued and to be issued ordinary shares of 1p each in the Capital of the Company; the number of Shares held by each Optionholder and the number of Shares locked-up until the First End Date, the Second End Date and the Third End Date, are indicated in the table attached hereto in Schedule 2;

1.1.1	“Second End Date” means the date falling 12 months from the Date of Admission.

1.1.2	“Third End Date” means the date falling 36 months from the Date of Admission.

1.2	In this agreement, a reference to a transfer or disposal shall be deemed to include a sale, offer for sale, pledge, mortgage or the grant of any option or other right to dispose of Shares in which it is directly or indirectly interested on Admission, or the announcement of any intention relating thereto.

2	LOCK-UP

2.1	The Shareholder undertakes separately with the Company and Bridgewell for itself and all successors to it as nominated adviser and/or broker to the Company that he will not and that he will procure that his associates will not, except in the case of a Release Event (as defined in clause 3.1 below), without the prior written consent of Bridgewell and the Company, during the period commencing on the date of this agreement and ending on the First End Date, transfer or otherwise dispose of:

2.1.1	any of the Shares identified in column 1 opposite the Shareholder’s name in Schedule 2 to this Agreement, or any shares, receipts or securities of the Company into which such Shares are sub-divided or converted (or any direct or indirect interest in such shares, receipts or securities).

2.2	The Shareholder undertakes separately with the Company and Bridgewell that he will not and that he will procure that his associates will not, except in the case of a Release Event (as defined in clause 3.1 below), without the prior written consent of Bridgewell and the Company, during the period commencing on the date of this agreement and ending on the Second End Date, transfer or otherwise dispose of:

2.2.1	any of the Shares identified in column 2 opposite the Shareholder’s name in Schedule 2 to this Agreement, or any shares, receipts or securities of the Company into which such Shares are sub-divided or converted (or any direct or indirect interest in such shares, receipts or securities).

2.3	The Shareholder undertakes separately with the Company and Bridgewell that he will not and that he will procure that his associates will not, except in the case of a Release Event (as defined in clause 3.1 below), without the prior written consent of Bridgewell and the Company, during the period commencing on the date of this agreement and ending on the Third End Date, transfer or otherwise dispose of:

2.3.1	any of the Shares identified in column 3 opposite the Shareholder’s name in Schedule 2 to this Agreement, or any shares, receipts or securities of the Company into which such Shares are sub-divided or converted (or any direct or indirect interest in such shares, receipts or securities).

2.4	The Shareholder undertakes separately with the Company and Bridegwell that all transfers or disposals of Shares by him and/or his associates made during a period of 12 months respectively from the First End Date, the Second End Date and the Third End Date will be effected through the Company’s brokers (from time to time) in accordance with such brokers reasonable requirements so as to ensure an orderly market for the securities of the Company, provided that the Company’s brokers can obtain a price, based on a comparable settlement and at a commission rate reasonably comparable with that obtainable by other stockbroker and reasonably acceptable to the Shareholder concerned within 5 Business Days of a sale order being placed, failing which the transferor shall be free to sell through such other broker as the transferor shall decide.

2.5	For the purpose of clauses 2.1, 2.2 and 2.3, Shares shall include any derivatives securities or other financial instruments which are convertible into or are exchangeable for Shares.

3	RELEASE EVENTS

3.1	The restrictions contained in clauses 2.1, 2.2 and 2.3 shall not apply in the case of any of the following events (each a “Release Event”):

3.1.1	acceptance of a general offer for the whole of the issued equity share capital of the Company (other than any equity share capital held by or committed to the offeror and/or persons acting in concert with the offeror) which has become unconditional in all respects; or

3.1.2	execution of an irrevocable commitment to accept a general offer for the whole of the issued equity share capital of the Company (other than any equity share capital held by or committed to the offeror and/or persons acting in concert with the offeror) which has been or is recommended by the board of directors of the Company or where the irrevocable commitment is expressed to be conditional upon such general offer being so recommended; or

3.1.3	the death of the Shareholder and the sale by a personal representatives of the Shareholder’s Shares during the period of such restrictions provided that the sale of any Shares in the Company by such personal representatives pursuant to this sub-clause 3.1.3 during such period shall be effected in accordance with the reasonable requirements of the Company’s broker from time to time so as to ensure an orderly market for the issued share capital of the Company; or

3.1.4	an order of a court of competent jurisdiction requiring any Shares held by the Shareholder to be sold or transferred or a consent order which has the same effect; or

3.1.5	pursuant to any compromise or arrangement under Section 425 of the Companies Act 1985 providing for the acquisition by any person (or group of persons acting in concert) of 75% or more of the equity share capital of the Company and which compromise or arrangement has been sanctioned by the courts; or

3.1.6	under any Scheme or Reconstruction under Section 110 of the Insolvency Act 1986 in relation to the Company which is sanctioned by the Courts.

4	NOTICES

4.1	A notice or other communication under or in connection with this agreement shall be in writing and shall be delivered personally or sent by first class post pre-paid recorded delivery (or air mail if overseas) or by fax to the party due to receive the notice or communication, at its address set out in this agreement or another address specified by that party by written notice to the others.

4.2	In the absence of evidence of earlier receipt, a notice or other communication is deemed given (a) if delivered personally, when left at the address referred to in clause 4.1, (b) if sent by mail, two business days after posting it, and (c) if sent by fax, on completion of its transmission.

4.3	For the purposes of this clause 4 “notice” shall include any request, demand, instructions, communication or other document.

5	GENERAL

5.1	This agreement shall be governed by and construed in accordance with English Law.

5.2	The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

5.3	Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

5.4	Process by which any Proceedings are begun in England may be served on a Party by being delivered in accordance with clause 4. Nothing contained in this clause 5.4 affects the right to serve process in another manner permitted by law.

5.5	This agreement may be executed in any number of counterparts each of which is executed by one or more of the parties, but, provided all the parties enter into the agreement, taken together, each of the executed counterparts, when duly exchanged and delivered shall be deemed to be an original, but all the counterparts taken together shall constitute one instrument.

5.6	The Contracts (Rights of Third Parties) Act 1999 is excluded, by the agreement of the parties, from applying to this agreement to the maximum extent permitted by law. No term of this agreement is enforceable by any person who is not a party to it, whether in accordance with such act or otherwise. This clause 5 shall prevail in the event of any conflict between it and anything else in this agreement.

SCHEDULE 1

LIST OF THE SHAREHOLDERS

Name	Address	Number of Shares held
Patrice Debregeas	30, rue des Saints Peres 75007 Paris France	1 497 237

Gérard Leduc	La Grange – Labrosse 45330 Malesherbes France	796 971

Gérard Leduc - PEA	La Grange – Labrosse 45330 Malesherbes France	700 265

Eric Igonet	7, rue Benjamin Franklin 75016 Paris France	447 986

Jean-François Sfarti	92, Chemin des Hauts de Grisy 78860 Saint Nom La Breteche France	2 426 464

SCHEDULE 2

SHARES OWNED BY THE SHAREHOLDERS

Name of Shareholder	Number of Shares locked-up until First End Date	Number of Shares locked-up until Second End Date	Number of Shares locked-up until Third End Date	Total number of Shares registered in the name of the Shareholder
Patrice Debregeas	1 497 237	1 164 518	831 799	1 497 237

Gérard Leduc	796 971	619 866	442 761	796 971

Gérard Leduc - PEA	700 265	544 651	389 037	700 265

Eric Igonet	447 986	348 434	248 882	447 986

Jean-Francois Sfarti	2 426 464	1 887 250	1 348 036	2 426 464

EXECUTED and DELIVERED as a DEED by BIOPROGRESS PLC	/s/ Richard Trevillion /s/ Dan Farrow

EXECUTED and DELIVERED as a DEED by BRIDGEWELL SECURITIES LIMITED	/s/ W J Craven

SIGNED as a DEED and DELIVERED By Jean-Francois Sfarti For his own account and on behalf of Patrice Debregeas and Gérard Leduc	/s/ Jean-Francois Sfarti

Eric Igonet	/s/ Eric Igonet